Filed pursuant to Rule 433 Dated January 31, 2006 Registration Statement No. 333-108464

FINAL PRICING TERM SHEET

SUBJECT	FINAL PRICING DETAILS:

Issuer:	Textron Financial Corporation
Ratings:	A3/A-
Format:	SEC Registered
Ranking:	Senior Unsecured
Size:	400,000,000.00
Trade Date:	1/31/2006
Settlement Date:	2/3/2006
Final Maturity:	2/3/2011
Interest Payment Dates:	Semi-annually on the 3rd of every February and August
First Pay Date:	8/3/2006
Pricing Benchmark:	T 4 1/4% 01/15/11
Coupon:	5.125%
Price:	T+69bps / 99.965%
Day Count:	30/360
Cusip:	88319QJ20
All-in price:	99.739%
Proceeds:	398,956,000.00
Bookrunners:	Citigroup/Merrill Lynch/HSBC/UBS

This communication is intended for the sole use of the person to whom it is provided by us.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-248-3580.